UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLISEUM ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2023

Coliseum Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40514	98-1583230
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 781-4313

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one Class A ordinary share, par value $0.001 per share, and one-third of one redeemable warrant	MITAU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.001 per share	MITA	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	MITAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2023, in connection with the extraordinary general meeting in lieu of annual meeting of shareholders of Coliseum Acquisition Corp. (the “Company”), scheduled to be held on November 27, 2023 (the “Meeting”), seeking shareholder approval of, among other things, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”) to extend the date by which the Company must consummate an initial business combination (the “Initial Business Combination”) to June 25, 2024 (the “First Extension”) and, without another shareholder vote, to elect to further extend the date by which it must consummate an Initial Business Combination for an additional three months, up until September, 25, 2024 (the “Second Extension”, together with the First Extension, the “Extension” and together with all other proposals brought at the Meeting, the “Proposals”) and remove the need to deposit additional funds into the trust account into which the proceeds of the Company’s initial public offering were deposited to effect such Extension, the Company and an insider (the “Insider”) of the Company holding Class A ordinary shares initially sold in a private placement in connection with the Company’s initial public offering (the “Founder Shares”) entered into non-redemption agreements (collectively, the “Non-Redemption Agreements”) with certain of the Company’s existing shareholders and other unaffiliated investors (collectively, the “Non-Redeeming Shareholders”) with respect to an aggregate of 2,045,000 Class A ordinary shares, par value $0.001, of the Company (the “Non-Redemption Shares”). The Non-Redeeming Shareholders are not affiliates of the Company, the Insider, or the Company’s officers or directors.

Pursuant to the Non-Redemption Agreements, the Non-Redeeming Shareholders agreed to (a) not redeem the Non-Redemption Shares in connection with the vote to approve the Proposals and (b) vote all of their Non-Redemption Shares in favor of the Proposals and cause all such Non-Redemption Shares to be counted as present at the Meeting for purposes of establishing a quorum (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements).

In exchange for these commitments from the Non-Redeeming Shareholders, the Insider has agreed to forfeit at the closing of the Initial Business Combination (i) an aggregate of 460,000 Founder Shares in consideration of the First Extension, and (ii) if applicable, an aggregate of 153,375 Founder Shares in consideration for the Second Extension (collectively, the “Forfeited Shares”), and the Company has agreed to issue to the Non-Redeeming Shareholders a number of newly issued ordinary shares of the Company in an amount equal to the Forfeited Shares, in each case provided that the Non-Redeeming Shareholders do not exercise their redemption rights with respect to the Shares in connection with the Proposals and that the Proposals are approved by the Company’s shareholders.

The Non-Redemption Agreements are expected to increase the likelihood that the Proposals are approved by the Company’s shareholders and to increase the amount of funds that remain in the Company’s trust account following the Meeting, relative to the amount of funds remaining in the trust account had the Non-Redemption Agreements not been entered into. As of the date of this Current Report on Form 8-K, in order to satisfy their commitments under the Non-Redemption Agreements, certain of the Non-Redeeming Shareholders have purchased 20,000 Class A ordinary shares of the Company in the open market and/or through negotiated private transactions at purchase prices that did not exceed the estimated per share redemption price payable by the Company from its trust account to redeeming shareholders in connection with the Proposals.

The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Non-Redemption Agreements, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “Proxy Statement”) to be used at the Meeting to approve the Proposals. The Company has mailed the Proxy Statement to its shareholders of record as of November 3, 2023 in connection with the Proposals. Investors and security holders of the Company are advised to read the Proxy Statement and any amendments thereto, because these documents contain important information about the Proposals and the Company. Shareholders will also be able to obtain copies of the Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to the Company’s proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: MITA.info@investor.morrowsodali.com, or to the Company at Coliseum Acquisition Corp., 1180 North Town Center Drive, Suite 100, Las Vegas, NV 89144.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Proposals under the rules of the SEC. Information about the directors and executive officers of the Company and a description of their interests in the Company and the Proposals are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on April 17, 2023 (the “Annual Report”) and the definitive Proxy Statement, which was filed with the SEC on November 15, 2023. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements made in this Current Report are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this Current Report, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of the Company’s shareholders for the Extension and other Proposals is not obtained; the inability of the Company to enter into a definitive agreement with respect to an Initial Business Combination within the time provided in the Company’s Articles; the level of redemptions made by the Company’s shareholders in connection with the Extension and its impact on the amount of funds available in the Company’s trust account to complete an Initial Business Combination; and those factors discussed in the Annual Report under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Form of Non-Redemption Agreement
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coliseum Acquisition Corp.

	By:	/s/ Oanh Truong
		Name:	Oanh Truong
		Title:	Chief Financial Officer

Dated: November 24, 2023

Exhibit 10.1

NON-REDEMPTION AGREEMENT

This Non-Redemption Agreement (this “Agreement”) is entered as of [ ], 2023 by and among Coliseum Acquisition Corp., a Cayman Islands exempted company (“MITA” or the “Company”), Harry L. You (the “Insider”), and the undersigned investor[s] ([collectively,] the “Investor”).

RECITALS

WHEREAS, the Insider currently holds MITA Class A ordinary shares (previously Class B ordinary shares), par value $0.001 per share (the “Founder Shares”), which Founder Shares were initially sold in a private placement in connection with MITA’s initial public offering to Coliseum Acquisition Sponsor LLC (the “Previous Sponsor”) and were purchased by the Insider from the Previous Sponsor in a private transaction that closed on June 26, 2023 (the “Purchase Transaction”);

WHEREAS, in connection with the Purchase Transaction, (i) the Insider became a party by joinder to that certain Letter Agreement, dated June 22, 2021, by and among MITA, the Previous Sponsor and MITA’s officers and directors (the “Letter Agreement”), and became bound by all terms, conditions and covenants of the Letter Agreement in the same manner as if he was an original party thereto, and (ii) the Insider became a party by joinder to that certain Registration Rights Agreement, dated June 22, 2021, by and among MITA, the Previous Sponsor, and its directors and officers (the “Registration Rights Agreement”), and as a Holder (as defined in the Registration Rights Agreement) of Founder Shares is entitled to all of the rights, benefits, privileges, terms and conditions and covenants of the Registration Rights Agreement in the same manner as if he was an original party thereto;

WHEREAS, MITA expects to hold an extraordinary general meeting of shareholders (as adjourned or postponed from time to time, the “Meeting”) for the purpose of approving, among other proposals, an amendment to MITA’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to extend the date by which MITA must consummate an initial business combination (the “Initial Business Combination”) to June 25, 2024 (the “First Extension”) and, without another shareholder vote, to elect to further extend the date by which it must consummate a business combination for an additional three months, up until September, 25, 2024 (the “Second Extension”, together with the First Extension, the “Extension” and together with all other proposals brought at the Meeting, the “Proposals”) and remove the need to deposit additional funds into the trust account into which the proceeds of MITA’s initial public offering were deposited (the “Trust Account”) to effect such Extension;

WHEREAS, the Charter provides that a shareholder of MITA’s Class A ordinary shares, par value $0.001 per share, initially sold as part of the units in MITA’s initial public offering (whether they were purchased in MITA’s initial public offering or thereafter in the open market) (the “Public Shares” and together with the Founder Shares, the “Ordinary Shares”) may redeem its Public Shares for an estimated $10.67 per share (the “Redemption Price”) in connection with the proposal to amend the Charter to effectuate the Extension upon the terms and subject to the conditions set forth in the Charter (“Redemption Rights”);

WHEREAS, as of the date of this Agreement, Investor is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of [•] Public Shares (the “Existing Shares”) and shall use its commercially reasonable efforts (subject to legal requirements) to purchase an additional [•] Public Shares at a price no greater than the Redemption Price prior to the Meeting (such shares to be purchased, the “Additional Shares” and together with the Existing Shares, the “Investor Shares”);

WHEREAS, Investor is willing to not exercise its Redemption Rights in connection with the Extension, or to validly rescind any previously submitted redemption demand, with respect to the Investor Shares, subject to the terms of this Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement, at the closing of the Initial Business Combination, the Insider desires to forfeit that number of Founder Shares set forth opposite Investor’s name on Exhibit A (the “Forfeited Shares”) equal to 22.5% of the Investor Shares in consideration of the First Extension and, if applicable, 7.5% of the Investor Shares in consideration for the Second Extension, for a total of up to 30.0% of the Investor Shares, and the Company desires to issue to the Investor, and the Investor desires to acquire from the Company, a number of newly-issued MITA Ordinary Shares equal to the Forfeited Shares (the “New Shares”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, the Company and the Insider hereby agree as follows:

1. Terms of Non-Redemption, Forfeiture and Issuance.

1.1.  Non-Redemption of Investor Shares; Closing. Upon the terms and subject to the conditions of this Agreement, including the additional conditions set forth in Section 1.2, if (a) as of 5:30 PM, New York time, on the date of the Meeting, the Investor holds the Investor Shares, (b) the Investor does not exercise (or exercised and validly rescinds) its Redemption Rights with respect to all of the Investor Shares in connection with the Meeting, and (c) the Proposals are approved at the Meeting and implemented by the Company, then at the Closing (as defined below) the Insider shall forfeit for no consideration the Forfeited Shares and the Company shall issue to the Investor the New Shares for no additional consideration. The New Shares shall be issued free and clear of any liens or other encumbrances, other than (x) pursuant to Section 7 of the Letter Agreement, (y) restrictions on transfer imposed by the securities laws, and (z) any other agreement relating to the Founder Shares entered into in connection with the Initial Business Combination (which shall be no less favorable or more restrictive than what is agreed to by the Insider). The consummation of the forfeiture of the Forfeited Shares by the Insider and the issuance of the New Shares by the Company (the “Closing”) shall occur promptly following the consummation of the Initial Business Combination (and in any event no later than two (2) business days after the satisfaction of the conditions set forth in Section 1.2).

1.2.  Conditions. The forfeiture of the Forfeited Shares by the Insider and the issuance of the New Shares by the Company shall be subject to the conditions that, and shall not be effected unless and until, (i) the Initial Business Combination is consummated; and (ii) the Investor (or its permitted transferees (as provided by Section 7(c) of the Letter Agreement, the “Permitted Transferees”) executes the Joinder (as defined in Section 1.6).

1.3. Adjustment to Share Amounts; Dividends.

1.3.1. If at any time prior to the Closing the number of outstanding Founder Shares is increased or decreased by a consolidation, combination, split or reclassification of the Founder Shares or other similar event, then, as of the effective date of such consolidation, combination, split, reclassification or similar event, all share numbers referenced in this Agreement shall be adjusted in proportion to such increase or decrease in the Founder Shares.

1.3.2. If at any time prior to the Closing any dividends or distributions are paid on the Founder Shares, (i) effective as of the Closing the Insider hereby forfeits all rights to receive such dividends or other distributions with respect to the Forfeited Shares and (ii) the Investor shall be issued such dividends or other distributions that Investor would have received if Investor had held a number of Founder Shares equal to the Forfeited Shares immediately prior to such event.

1.3.3. If at any time prior to the Closing there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving MITA in which MITA’s Ordinary Shares are converted into or exchanged for securities, cash or other property then, following any such reorganization, recapitalization, reclassification or merger, in lieu of the New Shares, the Company shall issue to the Investor in lieu of the New Shares the kind and amount of securities, cash or other property receivable upon such reclassification, reorganization, merger or consolidation, that Investor would have received if Investor had held the New Shares immediately prior to such event.

1.4. Forfeitures, Transfers, etc. The Investor shall not be subject to forfeiture, surrender, claw-back, transfers, disposals, exchanges or earn-outs for any reason on the New Shares. The Investor acknowledges that prior to, or at the time of, the Initial Business Combination, the Insider may subject the Founder Shares to earn-outs, forfeitures, transfers or other restrictions, or amend the terms under which the Founder Shares were issued or any restrictions or other provisions relating to the Founder Shares set forth in the instruments establishing the same (including voting in favor of any such amendment) or enter into any other arrangements with respect to the Founder Shares, and that the Insider may effectuate such earn-outs, forfeitures, transfers, restrictions, amendments or arrangements, including arrangements relating to the relaxation or early release of restrictions, in such amounts and pursuant to such terms as the Insider determines in his sole and absolute discretion for any reason. Insider acknowledges and agrees that any such earn-outs, forfeitures, transfers, restrictions, amendments or arrangements shall not apply to the New Shares and the terms and conditions applicable to the New Shares shall not be changed or the number or amount reduced as a result of any such earn-outs, forfeitures, transfers, restrictions, amendments or arrangements.

1.5. Registration Rights. At the Closing, the Company will grant the Investor registration rights under the Registration Rights Agreement equivalent to the registration rights that the Insider has with respect to the Founder Shares, and hereby represents and confirms to the Investor that, upon the Investor’s receipt of the New Shares and execution of the Joinder (as defined below), (i) the Investor shall be a “Holder” under the Registration Rights Agreement and (ii) the New Shares shall be “Registrable Securities” under the Registration Rights Agreement.

1.6. Joinder to Letter Agreement and Registration Rights Agreement. At the Closing, the Investor (or its Permitted Transferee) shall execute a joinder to the Letter Agreement and the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Joinder”) pursuant to which (i) the Investor shall agree with MITA to be bound by the transfer restrictions set forth in, and to be subject to, Section 7 of the Letter Agreement solely with respect to the New Shares and (ii) to be bound by the terms and provisions of the Registration Rights Agreement as a “Holder” thereunder with respect to the New Shares (upon acquisition thereof) as “Registrable Securities” thereunder and MITA hereby agrees to execute the Joinder contemporaneously with the Closing. Notwithstanding anything in this Agreement or the Joinder to the contrary, the Investor shall be released with respect to the New Shares from any transfer or lock-up restrictions under the Letter Agreement or the Registration Rights Agreement to the same proportional extent as any holder of Founder Shares, including the Insider, is released from such restrictions.

1.7. Termination. This Agreement and each of the obligations of the undersigned shall terminate on the earlier of (a) the failure of MITA’s shareholders to approve the Proposals at the Meeting or the determination of the Company not to proceed to effect the Extension, (b) the fulfillment of all obligations of parties hereto, (c) the liquidation or dissolution of MITA, (d) the mutual written agreement of the parties hereto; or (e) if the Investor exercises its Redemption Rights with respect to any Investor Shares in connection with the Meeting and such Investor Shares are actually redeemed in connection with the Meeting. Notwithstanding any provision in this Agreement to the contrary, the Insider’s obligation to forfeit the Forfeited Shares and the Company’s obligation to issue the New Shares shall be conditioned on (i) the satisfaction of the conditions set forth in Section 1.2, Section 1.5, and Section 1.6 hereof and (ii) the Investor Shares not being redeemed in connection with the Meeting.

2. Representations and Warranties of the Investor. The Investor represents and warrants to, and agrees with, the Insider and the Company that:

2.1. No Government Recommendation or Approval. The Investor understands that no federal or state agency has passed upon or made any recommendation or endorsement of the offering of the New Shares.

2.2. Accredited Investor. At the time the Investor was offered the New Shares it was, and as of the date hereof, the Investor is, an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”) or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and acknowledges that the offer and sale contemplated hereby are being made in reliance, among other things, on a private placement exemption to “accredited investors” under the Securities Act and similar exemptions under state law.

2.3. Intent. The Investor is acquiring the New Shares solely for investment purposes, for such Investor’s own account (and/or for the account or benefit of its members or affiliates, as permitted), and not with a view to the distribution thereof in violation of the Securities Act and the Investor has no present arrangement to sell the New Shares to or through any person or entity except as may be permitted hereunder.

2.4. Restrictions on Transfer; Trust Account; Redemption Rights.

2.4.1. The Investor acknowledges and agrees that, following their issuance, the New Shares will be subject to the transfer restrictions and certain other restrictions as set forth in Section 7 of the Letter Agreement.

2.4.2. The Investor acknowledges and agrees that the New Shares are not entitled to, and have no right, interest or claim of any kind in or to, any monies held in the Trust Account or distributed as a result of any dissolution or liquidation of MITA or liquidation of the Trust Account.

2.4.3. The Investor agrees only with MITA, solely for the benefit of and, notwithstanding anything else herein, enforceable only by MITA, to waive any right that it may have to elect to have MITA redeem any Investor Shares and agrees not to redeem or otherwise exercise any right to redeem, the Investor Shares and to reverse and revoke any prior redemption elections made with respect to the Investor Shares, in each case, solely in connection with the Proposals. For the avoidance of doubt, nothing in this Agreement is intended to restrict or prohibit the Investor’s ability to redeem any Public Shares other than the Investor Shares, or to trade or redeem any Public Shares (other than the Investor Shares) in its discretion and at any time or trade or redeem any Investor Shares in its discretion and at any time after the date of the Meeting.

2.4.4. The Investor acknowledges and understands that (a) the New Shares are being offered in a transaction not involving a public offering in the United States within the meaning of the Securities Act and have not been registered under the Securities Act and, if in the future the Investor decides to offer, resell, pledge or otherwise transfer New Shares, such New Shares may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction and (b) the New Shares may be subject to legends and stop transfer instructions consistent with the foregoing. The Investor agrees that, if any transfer of the New Shares or any interest therein is proposed to be made (other than pursuant to an effective registration statement or Rule 144 under the Securities Act), as a condition precedent to any such transfer, the Investor may be required to deliver to MITA an opinion of counsel (including internal counsel) satisfactory to MITA that registration is not required with respect to the New Shares to be transferred. Absent registration or another available exemption from registration, the Investor agrees it will not transfer the New Shares.

2.5. Sophisticated Investor. The Investor is sophisticated in business and financial matters and able to evaluate the risks and benefits of the waiver of Redemption Rights on the terms set forth in this Agreement and the investment in the New Shares.

2.6. Risk of Loss. The Investor is aware that an investment in the New Shares is highly speculative and subject to substantial risks. The Investor is cognizant of and understands the risks related to the acquisition of the New Shares, including those restrictions described or provided for in this Agreement and the Letter Agreement pertaining to transferability. The Investor is able to bear the economic risk of its investment in the New Shares for an indefinite period of time and able to sustain a complete loss of such investment.

2.7. Independent Investigation. The Investor has relied upon an independent investigation of MITA and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances, express or implied, from the Insider or any representatives or agents of the Insider, other than as set forth in this Agreement. The Investor is familiar with the business, operations and financial condition of MITA and has had an opportunity to ask questions of, and receive answers from MITA’s management concerning MITA and the terms and conditions of the proposed sale of the New Shares and has had full access to such other information concerning MITA as the Investor has requested. The Investor confirms that all documents that it has requested have been made available and that the Investor has been supplied with all of the additional information concerning this investment which the Investor has requested.

2.8 Disclosure of Information. Investor or its advisor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the New Shares, and has conducted and completed its own independent due diligence. Such Investor acknowledges that it has had an opportunity to review MITA’s filings made with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s EDGAR System. Based on the information Investor or its advisor has deemed appropriate, and without reliance on MITA or the Insider or their respective advisors, has independently made its own analysis and decision to enter into this Agreement. Investor or its advisor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate), including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

2.9. Organization and Authority. If an entity, the Investor is duly organized and existing under the laws of the jurisdiction in which it was organized and it possesses all requisite power and authority to acquire the New Shares, enter into this Agreement and perform all the obligations required to be performed by the Investor hereunder.

2.10. Non-U.S. Investor. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”)), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the New Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the acquisition of the New Shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or transfer of the New Shares. The Investor’s subscription and payment for and continued beneficial ownership of the New Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

2.11. Authority. This Agreement has been validly authorized, executed and delivered by the Investor, assuming due authorization, execution and delivery by the Company and the Insider, is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

2.12. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) result in a violation of the Investor’s organizational documents, (ii) violate, conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Investor is a party, or (iii) result in a violation of any law, statute, rule or regulation to which the Investor is subject (including federal and state securities laws), or any order, judgment or decree applicable to Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not reasonably be expected to prevent the Investor from fulfilling its obligations under this Agreement.

2.13. No Intent to Effect a Change of Control; Ownership. Investor has no present intent to effect a “change of control” of MITA as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act.

2.14. No Advice from the Insider or Company. The Investor has had the opportunity to review this Agreement and the transactions contemplated by this Agreement and the form of Joinder with the Investor’s own legal counsel and investment and tax advisors. Except for any statements or representations of the Insider and the Company explicitly made in this Agreement, the Investor is relying solely on such counsel and advisors and not on any statements or representations, express or implied, of the Insider or the Company or any of its or their representatives or agents for any reason whatsoever, including, without limitation, for legal, tax or investment advice, with respect to this investment, the Insider, MITA, the New Shares, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

2.15. Reliance on Representations and Warranties. The Investor understands that the New Shares are being offered and sold to the Investor in reliance on exemptions from the registration requirements under the Securities Act, and analogous provisions in the laws and regulations of various states, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth in this Agreement in order to determine the applicability of such provisions.

2.16. No General Solicitation. Assuming the accuracy of the Company’s representations and warranties in Section 4.3, the Investor is not subscribing for New Shares as a result of or subsequent to any general solicitation or general advertising within the meaning of Regulation D under the Securities Act, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

2.17. Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission from or by the Investor in connection with the acquisition of the New Shares nor is any person entitled to or will accept any such fee or commission.

2.18. No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, the Investor has not made, does not hereby make and shall not be deemed to make any other express or implied representation or warranty with respect to the Investor, and the Investor disclaims any such representation or warranty. Except for the specific representations and warranties expressly made by the Insider in Section 3 and by the Company in Section 4 of, and elsewhere in, this Agreement and in any certificate or agreement delivered pursuant hereto, the Investor specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Insider or the Company.

3. Representations and Warranties of the Insider. The Insider represents and warrants to, and agrees with, the Investor that:

3.1. Authority. The Insider’s signature to this Agreement is genuine and the Insider has the legal competence and capacity to execute this Agreement. This Agreement has been duly executed and delivered by the Insider and (assuming due authorization, execution and delivery by the Investor) constitutes the Insider’s legal, valid and binding obligation, enforceable against the Insider in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

3.2. Title to Securities. The Insider is the record and beneficial owner of, and has good and marketable title to, the Founder Shares and will, immediately prior to the forfeiture of the Forfeited Shares, be the record and beneficial owner of the Forfeited Shares, in each case, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions and other terms and conditions that apply to the Founder Shares generally and applicable securities laws).

3.3. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Insider of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Insider is a party or by which it is bound with respect to the Founder Shares (including the Letter Agreement) or (ii) any law, statute, rule or regulation to which the Insider is subject or any order, judgment or decree to which the Insider is subject, except, in each case, for such conflicts, defaults or violations which would not reasonably be expected to prevent the Insider from fulfilling its obligations under this Agreement. The Insider is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or self-regulatory entity in order for it to perform any of its obligations under this Agreement, including the forfeiture of the Forfeited Shares, in accordance with the terms hereof.

3.4. Transfer Restrictions. Until termination of this Agreement, the Insider shall not transfer any of the Forfeited Shares or any interest therein or right referencing or related thereto other than any transfer in connection with an Initial Business Combination as contemplated by this Agreement.

3.5. Reliance on Representations and Warranties. The Insider understands and acknowledges that the Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Insider set forth in this Agreement.

3.6. No Pending Actions. There is no action pending against the Insider or, to the Insider’s knowledge, threatened against the Insider or, before any court, arbitrator, or governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Insider of its obligations under this Agreement.

3.7. No Other Representations and Warranties. Except for the specific representations and warranties expressly contained in this Section 3 and elsewhere in this agreement and in any certificate or agreement delivered pursuant hereto, the Insider has not made, does not hereby make and shall not be deemed to make any other express or implied representation or warranty with respect to the Insider, the Meeting, the Proposals, the forfeiture by the Insider of the Forfeited Shares or the issuance by the Company of the New Shares hereunder, and the Insider disclaims any such representation or warranty.

4. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Investor that:

4.1. Organization and Authority. The Company is duly organized and existing under the laws of the jurisdiction in which it was organized and it possesses all requisite power and authority enter into this Agreement and perform all the obligations required to be performed by the Company hereunder. This Agreement has been validly authorized, executed and delivered by the Company, assuming due authorization, execution and delivery by the Insider and the Investor, is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by equitable principles of general application and except as enforcement of rights to indemnity and contribution may be limited by federal and state securities laws or principles of public policy.

4.2. No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) result in a violation of the Company’s organizational documents, (ii) violate, conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company is a party, or (iii) result in a violation of any law, statute, rule or regulation to which the Investor is subject (including federal and state securities laws), or any order, judgment or decree applicable to the Company, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not reasonably be expected to prevent the Company from fulfilling its obligations under this Agreement.

4.3. No General Solicitation. The Company has not offered the New Shares by means of any general solicitation or general advertising within the meaning of Regulation D under the Securities Act, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or the internet or broadcast over television or radio or the internet or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

4.4 Valid Issuance. The New Shares have been or will be duly and validly authorized and, on the date of issuance will be duly and validly issued, fully paid and non-assessable and free of all preemptive or similar rights, liens or other encumbrances, other than (x) pursuant to Section 7 of the Letter Agreement, (y) restrictions on transfer imposed by the securities laws, and (z) any other agreement relating to the Founder Shares entered into in connection with the Initial Business Combination (which shall be no less favorable or more restrictive than what is agreed to by the Insider).

4.5. Brokers. No broker, finder or intermediary has been paid or is entitled to a fee or commission from or by the Company in connection with the sale of the New Shares nor is any person entitled to or will accept any such fee or commission.

4.6. Reliance on Representations and Warranties. The Company understands and acknowledges that the Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company set forth in this Agreement.

4.7. No Pending Actions. There is no action pending against the Company or, to the Company’s knowledge, threatened against the Company, before any court, arbitrator, or governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement.

4.8. No Other Representations and Warranties. Except for the specific representations and warranties expressly contained in this Section 4 and elsewhere in this agreement and in any certificate or agreement delivered pursuant hereto, the Company has not made, does not hereby make and shall not be deemed to make any other express or implied representation or warranty with respect to the Company, the Meeting, the Proposals, the forfeiture by the Insider of the Forfeited Shares or the issuance by the Company of the New Shares hereunder, and the Company disclaims any such representation or warranty.

5. Additional Investor Covenants.

5.1. Voting. The Investor agrees only with MITA, solely for the benefit of and, notwithstanding anything else herein, enforceable only by MITA, that it will vote all Existing Shares owned, as of the applicable record date, by it at the Meeting in favor of the Proposals and cause all such shares to be counted as present at the Meeting for purposes of establishing a quorum. For the avoidance of doubt, the Investor shall not vote Additional Shares in favor of the Proposals.

5.2. No Borrowing. The Investor hereby agrees only with MITA, solely for the benefit of and, notwithstanding anything else herein, enforceable only by MITA, that it shall not borrow the Investor Shares to satisfy the requirement in Section 1.1(a) to hold the Investor Shares on the date of the Meeting.

6. Trust Account. Until the earlier of (a) the consummation of MITA’s Initial Business Combination and (b) the liquidation of the Trust Account, or such later time the Company may approve in accordance with the Charter, the Company will maintain the investment of funds held in the Trust Account in cash in an interest-bearing demand deposit account at a bank. MITA further confirms that it will not utilize any funds from its Trust Account to pay any potential excise taxes that may become due pursuant to the Inflation Reduction Act of 2022 upon a redemption of the Public Shares, including, but not limited to, in connection with the Proposals or a liquidation of MITA if it does not effect an Initial Business Combination prior to its termination date.

7. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby. With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the exclusive jurisdiction of the United States District Court or, if such court does not have jurisdiction, the New York state courts located in the Borough of Manhattan, State of New York.

8. Assignment; Entire Agreement; Amendment.

8.1. Assignment. Any assignment of this Agreement or any right, remedy, obligation or liability arising hereunder by any party hereto to any person that is not an affiliate of such party shall require the prior written consent of the other party.

8.2. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them relating to the subject matter hereof.

8.3. Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

8.4. Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

9. Notices. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, sent by email or other electronic transmission, provided that the sender does not receive a bounce-back reply of non-delivery, sent by courier (which for all purposes of this Agreement shall include Federal Express or another recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other. Communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2nd-day courier service, or if sent by mail, then three days after deposit in the mail. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by electronic mail, when directed to an electronic mail address at which the party has provided to receive notice; and (b) if by any other form of electronic transmission, when directed to such party.

10. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11. Survival; Severability

11.1. Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the closing of the transactions contemplated hereby.

11.2. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

12. Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13. Disclosure; Waiver. In connection with the entry into this agreement, MITA will file all required disclosures required to comply with the rules and guidance promulgated by the SEC with respect to the Rule 14e-5 prohibition of purchases outside a tender offer, including, but not limited to, all requirements set forth in Compliance and Disclosure Interpretation 166.01 and (to the extent that it has not already filed) a Current Report on Form 8-K under the Exchange Act reporting, to the extent not previously publicly disclosed, the material terms of this Agreement. Such Form 8-K shall disclose that certain parties to non-redemption agreements intend to purchase additional Public Shares on the open market and that such purchases will be made at or below the Redemption Price and that such parties shall not vote such purchased shares in favor of the Extension. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate. MITA agrees that the name of the Investor shall not be included in any public disclosures related to this Agreement unless required by applicable law, rule, regulation or stock exchange rule. The Investor (i) acknowledges that the Insider may possess or have access to material non-public information which has not been communicated to the Investor; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the Insider or any of MITA’s officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including any potential business combination involving MITA, including, without limitation, any claims arising under Rule 10b-5 of the Exchange Act; and (iii) is aware that the Insider and Company are relying on the truth of the representations set forth in Section 2 of this Agreement and the foregoing acknowledgement and waiver in this Section 13, in connection with the transactions contemplated by this Agreement. MITA shall, by 9:30 a.m., New York City time, on the first business day immediately following the date of the Meeting, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and any other material, nonpublic information that MITA has provided to Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document or the initial Form 8-K referred to in the first sentence of this Section 13, to MITA’s knowledge, Investor shall not be in possession of any material, nonpublic information received from MITA or any of its officers, directors or employees.

14. Independent Nature of Rights and Obligations. Nothing contained herein, and no action taken by any party pursuant hereto, shall be deemed to constitute the Investor and the Insider as, and the Insider acknowledges that the Investor and the Insider do not so constitute, a partnership, a limited partnership, a syndicate, an association, a joint venture or any other kind of entity, including, but not limited to, for the purpose of acquiring, holding, or disposing of securities of MITA, or create a presumption that the Investor and the Insider are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Insider acknowledges that the Investor and the Insider are not acting in concert or as a group, and the Insider shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement.

15. Most Favored Nation. In the event the Insider or MITA has entered into or enters one or more other non-redemption agreements before or after the execution of this Agreement in connection with the Meeting, the Insider and MITA represent that the terms of such other agreements are not materially more favorable in the aggregate to such other investors thereunder than the terms of this Agreement are in respect of the Investor. For the avoidance of doubt, the Insider and MITA hereby acknowledge and agree that a ratio of Investor Shares to New Shares in any such other non-redemption agreement that is more favorable to any other investor party to such other agreement than such ratio in this Agreement is to Investor would be materially more favorable to such other investor. In the event that another investor is afforded any such more favorable terms than the Investor, the Insider shall promptly inform the Investor of such more favorable terms in writing (email being sufficient), and the Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INVESTOR

By:
Name:
Title:

COMPANY:

COLISEUM ACQUISITION CORP.

By:
Name:
Title:

INSIDER:

Name:	Harry L. You

[Signature Page to Non-Redemption Agreement]

Exhibit A

Investor	First Extension New Shares	Second Extension New Shares	Number of Public Shares to be Held as Investor Shares
Name:	[22.5%] Class A Ordinary Shares	[7.5%] Class A Ordinary Shares	[•] Class A Ordinary Shares

Address:

SSN/EIN:

[Exhibit A to Non-Redemption Agreement]

EXHIBIT B

FORM OF JOINDER

TO

LETTER AGREEMENT

AND

REGISTRATION RIGHTS AGREEMENT

______, 20_

Reference is made to that certain Non-Redemption Agreement, dated as of [•], 2023 (the “Agreement”), by and among [•] (“Investor”), Coliseum Acquisition Corp. (the “Company”) and Harry L. You (the “Insider”), pursuant to which Investor agreed not to exercise Redemption Rights with respect to certain Investor Shares and, in consideration therefor acquired securities of the Company upon the consummation of the Company’s Initial Business Combination. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

By executing this joinder, Investor hereby agrees, as of the date first set forth above, that Investor (i) shall become a party to that certain Letter Agreement, dated June 22, 2021, by and among the Company, the Previous Sponsor and the Company’s officers and directors (as it may be amended from time to time, the “Letter Agreement”), in accordance with Section 9 of the Letter Agreement, and shall be bound by, and shall, subject to the acknowledgment below, be subject to the transfer restrictions set forth under Section 7 of the Letter Agreement solely with respect to its New Shares in the same manner as if Investor was an “Insider” original signatory to the Letter Agreement; provided, however, that the Investor shall be permitted to transfer its New Shares to its affiliates in accordance with Section 7 of the Letter Agreement; and (ii) shall become a party to that certain Registration Rights Agreement, dated June 22, 2021, by and among the Company, its officers and directors and the Previous Sponsor (as it may be amended from time to time, including in connection with the Initial Business Combination, the “Registration Rights Agreement”), and shall be bound by the terms and provisions of the Registration Rights Agreement as a Holder (as defined therein) and entitled to the rights of a Holder under the Registration Rights Agreement and the New Shares (together with any other equity security of the Company issued or issuable with respect to any such New Shares by way of a share dividend or share subdivision or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization) shall be “Registrable Securities” thereunder.

For the purposes of clarity, it is expressly understood and agreed that each provision contained herein, in the Letter Agreement (to the extent applicable to Investor) and the Registration Rights Agreement is between the Company and Investor, solely, and not between and among Investor and the other shareholders of the Company signatory thereto.

This joinder may be executed in two or more counterparts, and by electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, all of which shall be deemed an original and all of which together shall constitute one instrument.

INVESTOR

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

COLISEUM ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Joinder to Letter Agreement and Registration Rights Agreement]